As filed with the Securities and Exchange Commission on August 4, 2016

File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________

CHEVRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-0890210 (I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road
San Ramon, California 94583-2324
(Address of Principal Executive Offices)

Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan
(Full Title of the Plan)

Mary A. Francis, Esq.
Corporate Secretary and Chief Governance Officer
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324
Telephone: (925) 842-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Christine L. Cavallo, Esq. Assistant Secretary and Managing Counsel Chevron Corporation 6001 Bollinger Canyon Road San Ramon, California 94583-2324 Telephone: (925) 842-1000	Brian M. Wong, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center 22nd Floor San Francisco, California 94111-5998 Telephone: (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.75 per share	800,000 shares	$100.36	$80,288,000	$8,085

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on August 1, 2016.

(3)	Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fees.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

REGISTRATION OF ADDITIONAL SECURITIES
This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a previously filed Registration Statement on Form S-8 relating to the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan (the "Plan") is effective. Accordingly, pursuant to General Instruction E to Form S-8, Chevron Corporation ("Chevron" or the “Registrant”) hereby incorporates by reference the contents of that previously filed Registration Statement on Form S-8 (Registration No 333-105136 filed by the Registrant on May 9, 2003, as amended by Post-Effective Amendment No. 1 filed on January 18, 2005) and hereby deems the contents of that Registration Statement and Post-Effective Amendment to be a part of this Registration Statement, except as otherwise updated or modified herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents filed by Chevron with the Commission are incorporated by reference into this Registration Statement:
(a)    Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016;
(b)    Chevron’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 5, 2016, and for the quarter ended June 30, 2016, filed with the Commission on August 4, 2016;
(c)    Chevron’s Current Reports on Form 8-K filed with the Commission on February 2, 2016, April 4, 2016, May 3, 2016, May 17, 2016 and June 1, 2016; and
(d)    Chevron’s Restated Certificate of Incorporation, dated May 30, 2008, containing a description of Chevron’s Common Stock, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 7, 2008.
All reports or other documents subsequently filed by Chevron and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.
Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 6.    Indemnification of Directors and Officers
Article VIII of Chevron’s Restated Certificate of Incorporation provides as follows:

“1. A director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

“2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person was or is a Corporate Servant.

“3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article VIII, which shall be enforceable as contract rights and inure to the benefit of the heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article VIII shall adversely affect any right existing at the time of such repeal or modification.

“4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article VIII or otherwise.

“5. Any right or privilege conferred by or pursuant to the provisions of this Article VIII shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

“6. As used in this Article VIII:

               (a) ‘Corporate Servant’ means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

               (b) ‘Corporation Law’ means the General Corporation Law of the State of Delaware, as from time to time amended;

               (c) ‘indemnify’ means to hold harmless against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

               (d) ‘Proceeding’ means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

               (e) ‘request of the Corporation’ includes any written authorization by an officer of the Corporation.”

Article VIII of Chevron’s By-Laws-“Indemnification”-provides as follows:

“To the fullest extent of the Corporation Law, without limiting the rights of any Corporate Servant under the Restated Certificate of Incorporation of Chevron Corporation or otherwise, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the person is or was a Corporate Servant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Corporate Servant. The Corporation shall pay expenses (including attorney’s fees) incurred by any Corporate Servant in defending any such Proceeding in advance of the final disposition of the Proceeding, provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Corporate Servant, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Corporate Servant is not entitled to be indemnified for such expenses under this Section or otherwise. Any right to indemnification or advancement arising hereunder shall not be eliminated or impaired by amendment of these By-Laws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement is sought. The terms “Corporate Servant,” “Corporation Law,” and “Proceeding” as used in this Section shall have the meaning provided in the definitions of those terms in Article VIII of the Restated Certificate of Incorporation.”

Section 145 of the General Corporation Law of the State of Delaware, in which Chevron is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and Chevron’s by-law provisions.

Item 8.    Exhibits
Exhibit
Number        Exhibit Description

4.1
Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed August 7, 2008, and incorporated herein by reference.

4.2	By-Laws of Chevron Corporation, as amended September 30, 2015, filed as Exhibit 3.2 to Chevron’s Current Report on Form 8-K, filed September 30, 2015, and incorporated herein by reference.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP.
23.2        Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1 to 24.9	Powers of Attorney for Non-Employee Directors of Chevron Corporation.

99.1
Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan, filed as Exhibit 10.1 to Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference.

99.2
Amendment Number One to the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan, filed as Exhibit 10.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on August 4, 2016.
CHEVRON CORPORATION
(Registrant)

By:    /s/ John S. Watson
John S. Watson
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 4, 2016 by the following persons in the capacities indicated.

PRINCIPAL EXECUTIVE OFFICERS (and DIRECTORS)	DIRECTORS
/s/ John S. Watson	/s/ Linnet F. Deily*
John S. Watson	Linnet F. Deily
Chairman and Chief Executive Officer
/s/ Robert E. Denham *
Robert E. Denham

/s/ Alice P. Gast*
Alice P. Gast
PRINCIPAL FINANCIAL OFFICER
/s/ Enrique Hernandez, Jr.*
/s/ Patricia E. Yarrington	Enrique Hernandez, Jr.
Patricia E. Yarrington
Vice President and Chief Financial Officer	/s/ Jon M. Huntsman, Jr.*
Jon M. Huntsman, Jr.
PRINCIPAL ACCOUNTING OFFICER
/s/ Charles W. Moorman, IV*
/s/ Jeanette L. Ourada	Charles W. Moorman, IV
Jeanette L. Ourada
Vice President and Comptroller	/s/ John G. Stumpf*
John G. Stumpf

/s/ Ronald D. Sugar*
*ATTORNEY-IN-FACT	Ronald D. Sugar

/s/ Mary A. Francis	/s/ Inge G. Thulin*
Mary A. Francis	Inge G. Thulin
Corporate Secretary and Chief Governance Officer

INDEX TO EXHIBITS
Exhibit
Number        Exhibit Description

4.1
Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed August 7, 2008, and incorporated herein by reference.

4.2	By-Laws of Chevron Corporation, as amended September 30, 2015, filed as Exhibit 3.2 to Chevron’s Current Report on Form 8-K, filed September 30, 2015, and incorporated herein by reference.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*        Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1to 24.9 *	Powers of Attorney for Non-Employee Directors of Chevron Corporation.

99.1
Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan, filed as Exhibit 10.1 to Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference.

99.2
Amendment Number One to the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan, filed as Exhibit 10.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and incorporated herein by reference.

* Filed herewith